Prospectus Supplement No. 4 (to Prospectus dated November 12, 2024)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-281694

BENEFICIENT

203,212,927 Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated November 12, 2024, which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-281694) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 5, 2024. Accordingly, we have attached the Form 8-K to this prospectus supplement. The information included in the Form 8-K that is furnished shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $11.50 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On December 4, 2024, the last reported sales price of the Class A common stock was $0.84 per share, and the last reported sales price of our Warrants was $0.0085 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 9 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 4, 2024

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2024 (the “Effective Date”), Beneficient, a Nevada corporation (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”), by and among the Company, Beneficient Capital Company Holdings, L.P., a Delaware limited partnership and subsidiary of the Company (the “Purchaser” and, together with the Company, the “Beneficient Parties”), Mercantile Bank International Corp., a Puerto Rico corporation licensed as an International Financial Entity by the Office of the Commissioner of Financial Institutions of Puerto Rico (“MBI”), and Mercantile Global Holdings, Inc., a Delaware corporation and the sole stockholder of MBI (“MGH” and, together with MBI, the “Sellers”), pursuant to which, the Purchaser agreed to purchase from MGH all of the issued and outstanding shares of capital stock of MBI (the “MBI Shares”) upon the terms and subject to the conditions set forth in the Purchase Agreement (such transaction, the “Acquisition”). As consideration for the Acquisition, the Company will issue at closing of the Acquisition (the “Closing”) to Galaxy Digital Ventures LLC, a Delaware limited liability company (“Galaxy”), pursuant to the Galaxy Release (as defined and described below), consideration equal to $1.5 million (the “Purchase Price”) consisting of a combination of up to approximately 1.65 million shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock” and such shares, the “Consideration Shares”) and cash. The Consideration Shares were valued by dividing the Purchase Price by the five (5)-day volume weighted average price of the Class A Common Stock as of market-close the business day immediately prior to the Effective Date. As described below, in connection with the Purchase Agreement, the Company also entered into the Services Agreement (as defined below), pursuant to which the Company will make certain cash payments and issue shares of its Class A Common Stock (such shares, the “Services Agreement Shares”). The issuance of the Consideration Shares and the Services Agreement Shares is subject to the terms and conditions of both the Galaxy Release and the Services Agreement and is subject to an Issuance Cap (as defined below), such that no more than approximately 2.1 million shares of Class A Common Stock are issuable under the Purchase Agreement, the Services Agreement and the Galaxy Release. The Purchase Agreement contains customary representations, warranties, covenants agreements, and indemnification obligations of the parties.

The obligations of the Sellers and the Beneficient Parties to consummate the Acquisition are subject to the satisfaction or waiver of certain customary closing conditions, including, among other things, (i) with respect to the Beneficient Parties’ obligation to consummate the Acquisition, the representations and warranties of the Sellers being true and correct (subject to certain materiality exceptions) and the Sellers having performed in all material respects their obligations under the Purchase Agreement, (ii) with respect to the Sellers’ obligations to consummate the Acquisition, the representations and warranties of the Beneficient Parties being true and correct (subject to certain materiality exceptions) and the Beneficient Parties having performed in all material respects their obligations under the Purchase Agreement, (iii) the Beneficient Parties having received all required authorizations, consents, and approvals of all required Governmental Entities (as defined in the Purchase Agreement) and (iv) the Office of the Commissioner of Financial Institutions of Puerto Rico providing final written approval of the Acquisition such that the Purchaser may operate the Business (as defined in the Purchase Agreement) following the Closing.

The Purchase Agreement may be terminated prior to the Closing under the following circumstances: (i) by the mutual written consent of the Sellers and the Beneficient Parties, (ii) by the Purchaser by written notice to MGH at any time prior to the Closing in the event MGH has breached any material representation, warranty, or covenant contained in the Purchase Agreement or in the Services Agreement in any material respect, and if curable, the Purchaser has notified MGH of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, (iii) by MGH by giving written notice to the Beneficient Parties at any time prior to the Closing in the event a Beneficient Party has breached any material representation, warranty, or covenant contained in the Purchase Agreement or in the Services Agreement in any material respect, and if curable, MGH has notified the Beneficient Parties of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, and (iv) by the Beneficient Parties if prior to the Closing any Beneficient Party’s lawyer opines in good faith that the Acquisition may put a Beneficient Party into any kind of material risk arising out of any litigation or governmental examinations and other matters not previously disclosed to the Beneficient Parties by MGH or MBI or for other reasons they discover in their due diligence (which shall be concluded on or before three (3) months following the Effective Date). In the event the Purchase Agreement is terminated, none of the parties thereto will owe a termination fee or otherwise incur a liability to any other party under or relating to the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”) and is incorporated by reference into this Item 1.01.

The Purchase Agreement attached as Exhibit 2.1 hereto is included to provide investors and security holders with information regarding its terms, and it is not intended to provide any other factual information about the Beneficient Parties, the Sellers, or their respective subsidiaries and affiliates. The representations, warranties, and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and only as of the date of the Purchase Agreement or such other date as is specified in the Purchase Agreement and are qualified by information in confidential disclosure schedules provided by the Beneficient Parties and the Sellers in connection with the signing of the Purchase Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the Beneficient Parties and the Sellers rather than establishing matters as facts. Information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties in the Purchase Agreement should not be relied upon as characterizations of the actual state of facts about the Beneficient Parties or the Sellers, and the Purchase Agreement should be read in conjunction with the Company’s Forms 10-K, Forms 10-Q, and other documents that are filed with the Securities and Exchange Commission (the “SEC”).

Security & Guarantee Release Agreement

In connection with the Acquisition and pursuant to the Purchase Agreement, on the Effective Date, the Company entered into a Security & Guarantee Release Agreement (the “Galaxy Release”), by and among the Company, the Sellers, and Galaxy.

Conditioned and effective upon the Closing, Galaxy has agreed that, among other things, (i) MBI, its subsidiaries, predecessors, successors, and assigns will automatically be irrevocably released and discharged from any liability arising out of or related in any way to the Galaxy Loan and the Galaxy Debt Documents (each as defined in the Galaxy Release) or otherwise existing immediately prior to the Closing (the “Debt Obligations”), (ii) Galaxy will not look to the Company, the Purchaser, or MBI to fulfill, satisfy, or pay the Debt Obligations, and acknowledges and agrees that none of Company, Purchaser, or MBI will incur or otherwise be subject to any liability in connection with any Debt Obligation, (iii) the Galaxy Debt Documents will be automatically terminated and cancelled and of no further force or effect, and (iv) all liens, encumbrances, and other liabilities granted by MGH in favor of Galaxy under the Galaxy Debt Documents will automatically released and terminated in full.

The Galaxy Release also provides for registration rights, pursuant to which, among other things, and subject to certain limitations set forth therein, the Company will be obligated to use its commercially reasonable efforts to (i) prepare and file a registration statement registering the resale of the Consideration Shares as soon as practicable following the Closing and (ii) use commercially reasonable efforts to have such resale registration statement declared effective as soon as practicable thereafter and in any event by the date that is the earlier of (a) one hundred and sixty (160) days following the Closing and (b) five (5) business days after the Company receives written notification from the SEC that the resale registration statement will not be reviewed. These registration rights are subject to certain conditions and limitations, including the right to limit the number of shares to be included in a registration or offering and the Company’s right to delay or withdraw a registration statement under certain circumstances.

The Galaxy Release also provides that Galaxy will execute and deliver a lock-up agreement (the “Lock-Up Agreement”), pursuant to which Galaxy is restricted from selling or transferring the Consideration Shares, subject to certain customary exceptions. The Lock-Up Agreement will terminate with respect to fifty percent (50%) of the Consideration Shares on the date that is 180 days following the Closing and, with respect to the remaining fifty percent (50%), on the date that is 360 days following the Closing; provided however, that the Lock-Up Agreement will not restrict the sale of Consideration Shares at a price per share greater than $5.00 per share for sales occurring more than 180 days from the Closing.

As set forth in the Galaxy Release and the Services Agreement, the Company will not be required to issue any shares of Class A Common Stock, which, when aggregated with shares of Class A Common Stock issued pursuant to the Purchase Agreement, the Services Agreement, and the Galaxy Release, would result in the issuance of an aggregate amount of common stock in excess of 19.99% of the total number of shares of Class A Common Stock and Class B common stock, par value $0.001 per share, of the Company outstanding immediately prior to the execution of the Purchase Agreement (the “Issuance Cap”), subject to customary adjustments for stock splits, recapitalizations, reclassifications, mergers, exchanges, and similar transactions. In lieu of and in full satisfaction of any obligation of the Company to issue shares of Class A Common Stock that would otherwise exceed the Issuance Cap, the Company will pay Galaxy or any Qualified Persons (as defined in the Services Agreement) an amount in cash equal to (x) the Purchase Price minus (y) the total value of the number of shares of Class A Common Stock issuable to Galaxy or the Qualified Persons, respectively, pursuant to the Issuance Cap. The amount of cash paid in lieu of (i) shares of Class A Common Stock issuable to Galaxy under the Galaxy Release and the Purchase Agreement and (ii) shares of Class A Common Stock to Qualified Persons issuable under the Services Agreement, each as a result of the Issuance Cap restriction, will be paid on a pro rata basis amongst Galaxy and the Qualified Persons based upon (i) in the case of Galaxy, the aggregate amount of consideration payable under the Galaxy Release and Purchase Agreement and (ii) in the case of Qualified Persons, the aggregate number of shares of Class A Common Stock issuable to such Qualified Persons under the Services Agreement.

The foregoing description of the Galaxy Release is a summary only and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Galaxy Release, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference into this Item 1.01.

Transition Services Agreement

In connection with the Acquisition and pursuant to the Purchase Agreement, on the Effective Date, the Beneficient Parties entered into a Transition Services Agreement (the “Services Agreement”) with the Sellers. Pursuant to the Services Agreement, MGH, as an independent contractor, agreed to provide certain services to the Purchaser, including, among other things, provision of professional, managerial, and administrative staffing, office services, and other administrative support (the “Services”) for a term beginning on the Effective Date and continuing until termination upon the earliest of (i) the Closing, (ii) the termination of the Purchase Agreement in accordance with its terms, (iii) mutual agreement of the parties, (iv) receipt of notice of a material breach of the Services Agreement, or (v) an order requiring termination of the Services Agreement by any federal, state, or local governmental authority.

In consideration for the Services, the Purchaser has agreed to pay or issue MGH, its employees, vendors, or payees, as applicable, the following: (i) initial cash compensation to certain employees within five (5) days of the Effective Date, (ii) monthly cash compensation to certain employees on the first and fifteenth day of each month during the term of the Services Agreement, (iii) shares of restricted Class A Common Stock to Qualified Persons (as defined in the Services Agreement) at Closing, (iv) shares of Class A Common Stock to Qualified Persons at Closing, and (v) cash compensation to certain employees at Closing. Additionally, in consideration for the Services, the Purchaser has agreed to pay certain expenses following the Effective Date including ordinary course operating expenses and payables to applicable vendors as set forth in the Services Agreement. As discussed above, the Issuance Cap will limit the shares of Class A Common Stock issued pursuant to the Services Agreement. The amount of cash paid in lieu of (i) shares of Class A Common Stock issuable to Galaxy pursuant to the Galaxy Release and the Purchase Agreement and (ii) grants of Class A Common Stock issuable pursuant to the Services Agreement, each as a result of the Issuance Cap restriction, will be paid on a pro rata basis amongst Galaxy and the Qualified Persons based upon (i) in the case of Galaxy, the aggregate amount of consideration payable under the Galaxy Release and (ii) in the case of Qualified Persons, the aggregate number of shares of Class A Common Stock issuable to such Qualified Persons.

The foregoing description of the Services Agreement is a summary only and does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Services Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report and is incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the Consideration Shares and the Services Agreement Shares is incorporated by reference into this Item 3.02. The Consideration Shares and the Services Agreement Shares will be issued in reliance on the exemption from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 7.01 Regulation FD Disclosure.

On December 5, 2024, the Company issued a press release announcing entry into the Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 (including Exhibit 99.1) is being furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, except as expressly set forth in such filing.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Current Report (including in the accompanying press release) that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “project,” “outlook,” “believe,” and “plan.” The forward-looking statements contained in this Current Report include, without limitation, statements related to the Acquisition and the Closing. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others: the ultimate outcome of the Acquisition; the Company’s ability to consummate the Acquisition; the ability of the Beneficient Parties and the Sellers to satisfy the closing conditions set forth in the Purchase Agreement; the Company’s ability to meet expectations regarding the timing, completion and accounting and tax treatments of the Acquisition; the possibility that the Company may be unable to successfully integrate MBI’s operations with those of the Company; the possibility that such integration may be more difficult, time-consuming, or costly than expected; the risk that operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, contractors, and customers) may be greater than expected following the Acquisition or the public announcement of the Acquisition; the Company’s ability to retain certain key employees of MBI; risks related to the entry into a new line of business; the ability to launch and receive market acceptance for new products and services; and the and the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.

Item 9.01 Exhibits and Financial Statements.

(d) Exhibits.

Exhibit No.	Description of Exhibit

2.1*	Stock Purchase Agreement, dated December 4, 2024, by and among Beneficient, Beneficient Capital Company Holdings, L.P., Mercantile Global Holdings, Inc., and Mercantile Bank International Corp.
10.1**	Security and Guarantee Release Agreement, dated December 4, 2024, by and among Mercantile Global Holdings, Inc., Mercantile Bank International Corp., Galaxy Digital Ventures LLC, and Beneficient.
10.2**	Transition Services Agreement, dated December 4, 2024, by and among Beneficient, Beneficient Capital Company Holdings, L.P., Mercantile Global Holdings, Inc., and Mercantile Bank International Corp.
99.1	Press Release of Beneficient, issued December 5, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC or its staff upon request.
**	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer

Dated: December 5, 2024

Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of December 4, 2024 (the “Effective Date”) by and among Beneficient, a Nevada corporation (“Beneficient”), Beneficient Capital Company Holdings, L.P., a Delaware limited partnership and subsidiary of Beneficient (the “Purchaser,” and together with Beneficient, the “Beneficient Parties”), and Mercantile Global Holdings, Inc., a Delaware corporation (the “Shareholder”) and Mercantile Bank International Corp., a Puerto Rico corporation (the “Company” or “MBI”). Beneficient, the Purchaser, the Shareholder, and the Company may be referred to herein as a “Party” or collectively as the “Parties.” Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings specified in Exhibit A attached hereto.

RECITALS

WHEREAS, the Company is a regulated financial institution with an “International Financial Entity” (“IFE”) license issued by the Office of the Commissioner of Financial Institutions of Puerto Rico (“OCFI”), which allows the Company to offer each of the financial products and services listed in its IFE license (the “Business”);

WHEREAS, the Company received its Permit and License to Operate as an International Financial Entity from OCFI on March 8, 2019, which powers were expanded by OCFI’s issuance of an Authorization to Engage in Certain Activities Under Article 12(a)(23) of the IFE Act on January 22, 2021, and renewed at least as recently as April 13, 2023, pursuant to the IFE License Renewal Certification issued by the OCFI of the same date;

WHEREAS, the Shareholder owns five thousand (5,000) shares of common stock of the Company which constitutes all of the issued and outstanding shares of capital stock of the Company (the “Shares”);

WHEREAS, the Shareholder wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Shareholder, all of the Shares upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with entering into this Agreement, on the Effective Date, the Parties entered into a “transition services agreement” establishing certain obligations of the Parties during the Transition Period in substantially the form provided on Exhibit B attached hereto (the “Transition Services Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I. PURCHASE AND SALE OF THE SHARES

Section 1.01 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholder agrees to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agrees to purchase from the Shareholder, all right, title and interest in and to one hundred percent (100%) of the Shares owned by the Shareholder, free and clear of all Liens, in exchange for the Consideration.

Section 1.02 Consideration; Galaxy Release. The aggregate consideration (the “Consideration”) for the Shares shall consist of Beneficient’s payment or issuance on the Closing Date of a combination of cash and shares of Class A common stock of Beneficient (NASDAQ: BENF) (the “Class A Common Stock”) with an aggregate value equal to one million five-hundred thousand dollars ($1,500,000.00) (the “Purchase Price”) to Galaxy Digital Ventures LLC, a Delaware limited liability company (“Galaxy”) pursuant to the Security & Guarantee Release Agreement by and among Beneficient, the Shareholder, the Company and Galaxy to be entered into on the Effective Date and effective as of the Closing Date (the “Galaxy Release”) in substantially the form provided on Exhibit C attached hereto. The shares of Class A Common Stock to be issued by Beneficient as a portion of the Consideration to Galaxy pursuant to this Section 1.02 shall be valued by dividing the Purchase Price by the five (5)-day volume weighted average price of the Class A Common Stock as of market-close the Business Day immediately prior to the Effective Date. Prior to the Closing Date, the Beneficient Parties will provide evidence satisfactory to Shareholder and Galaxy that a sufficient number of shares of Class A Common Stock has been reserved for issuance to Galaxy.

ARTICLE II. THE CLOSING

Section 2.01 Closing. The closing of the sale and transfer of the Shares (the “Closing”) shall take place on the date the conditions precedent set forth in Article VI have been satisfied (such date, the “Closing Date”) via e-mail or other electronic transmission of documents and signatures.

Section 2.02 Closing Deliverables of the Shareholder and the Company. At or prior to the Closing, the Shareholder and/or the Company, as applicable shall have delivered to the Beneficient Parties, the following:

(a) An executed copy of the lock-up agreement (the “Lock-up Agreement”) by and among Galaxy and Beneficient with respect to the Class A Common Stock in the form provided on Exhibit C to the Galaxy Release;

(b) A certificate from the Chief Executive Officer of the Shareholder and the Company (the “Officer’s Certificate”) in the form provided on Exhibit D attached hereto;

(c) any and all certificates evidencing ownership of the Shares, and corresponding transfer instruments, and/or stock powers in form and substance reasonably satisfactory to the Purchaser, executed for transfer in blank;

(d) access to all records, files and information whether in physical or electronic form, pertaining to the Company or necessary to operate the Business in the possession or under the control of the Shareholder (other than privileged communications) or the Company so that Purchaser may assume immediate possession and control of the same in a manner reasonably satisfactory to it; provided however, that Beneficient Parties acknowledge and agree that the Company may not be able to provide all information (e.g. BSA/AML-related information) pursuant to applicable banking regulations until the Closing;

(e) copies of all consents, authorizations, orders, amendments or approvals required to be obtained by the Shareholder or the Company to effect the transactions contemplated under this Agreement, including but not limited to all of the consents, authorizations, orders, amendments or approvals as set forth on Schedule 3.05(b) of the Disclosure Schedules; and

(f) all other instruments and documents required by this Agreement to be delivered by the Shareholder or the Company to the Beneficient Parties, and such other instruments or documents which the Beneficient Parties or their counsel may reasonably request to effectuate the transactions contemplated hereunder.

2

All such instruments, documents and other items shall be in form and substance reasonably satisfactory to the Beneficient Parties.

Section 2.03 Closing Deliverables of the Beneficient Parties. At or prior to the Closing, the Beneficient Parties shall have delivered to the Shareholder:

(a) Evidence satisfactory to Shareholder that Beneficient delivered the Consideration to Galaxy, which (in the case of the Class A Common Stock) shall be reflected as held by Galaxy on the books and records of Beneficient in book entry form; and

(b) all other instruments and documents required by this Agreement to be delivered by the Beneficient Parties to the Shareholder.

All such agreements, documents and other items shall be in form and substance reasonably satisfactory to the Shareholder.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF

THE SHAREHOLDER AND THE COMPANY

Except as expressly set forth in the Disclosure Schedules attached hereto, the Shareholder and the Company, jointly and severally, represent and warrant to the Beneficient Parties as follows:

Section 3.01 Organization, Good Standing and Power. Each of the Shareholder and the Company are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation or organization, and the Shareholder and the Company has all requisite power and authority to own its assets and to carry on its business. Each of the Shareholder and the Company are duly qualified to do business and are in good standing to do business as a foreign corporation in each jurisdiction in which its ownership of property or conduct of its business requires it to so qualify. Each of the Shareholder and the Company has all requisite power and authority, including but not limited to, pursuant to all licenses and regulatory approvals in connection with conducting its Business, and to carry on its business and to own, lease and use its assets. Each of the Shareholder and the Company has delivered to the Beneficient Parties true copies of its Governing Documents and ownership records. Each of the Shareholder and the Company are not in default under or in violation of any provision of its respective Governing Documents.

Section 3.02 Authorization. Each of the Shareholder and the Company have all necessary power, authority and legal capacity to execute this Agreement and each Ancillary Agreement and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. When the Agreement and each Ancillary Agreement has been duly executed and delivered by the Shareholder or the Company, as applicable, and assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, this Agreement and each Ancillary Agreement will constitute the valid and binding agreement of the Shareholder or the Company, as applicable, enforceable against the Shareholder or the Company, as applicable, in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity); provided, however, that the Beneficient Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement requires the express written approval of OCFI with respect to a change in control as provided in Act 273-2012, as amended and without which (i) Shareholder cannot consummate the sale or transfer the Shares and (ii) Purchaser cannot receive or hold the Shares.

3

Section 3.03 Authorized/Outstanding Shares; Subsidiaries. All the Shares are validly issued, fully paid, outstanding and non-assessable, and the Shares are not subject to any preemptive or other similar rights. The Shares comprise all of the issued and outstanding capital stock of the Company (i.e. the Shareholder owns and holds 100% of the equity interests of the Company). All such issued and outstanding Shares are owned and held of record and beneficially owned by the Shareholder, free and clear of all Liens, other than as set forth on Schedule 3.03(a). The Shareholder is not a party to any option, warrant, purchase right, or other contract that could require the Shareholder to sell, transfer, encumber or otherwise dispose of any of the Shares (other than this Agreement). The Shareholder is not a party to any voting trust, proxy, or other contract with respect to the voting of any of the Shares. There are no outstanding securities convertible or exchangeable into Shares or other ownership interests of the Company, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Shares or other ownership interests in the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies or other contracts with respect to the voting of the Shares or other ownership interests of the Company. Upon consummation of the transactions contemplated hereby, the Purchaser will be the sole owner, beneficially and of record, of the Shares, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens. The Company owns or controls, directly or indirectly, of record or beneficially, the outstanding common stock or other ownership interests in certain operationally inactive legal entities or Subsidiaries, each of which are set forth on Schedule 3.03(b).

Section 3.04 Indebtedness. Except as set forth on Schedule 3.04, the Company does not have any Indebtedness, nor is any property or asset of the Company subject to any Lien, and the Company has no other liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise).

Section 3.05 Absence of Restrictions and Consents.

(a) The consummation of the transactions contemplated by this Agreement does not and will not: (i) conflict with or violate the Shareholder’s or the Company’s Governing Documents, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, order, permit, license, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity (“Law”) or material contract applicable to the Shareholder or the Company or by which any property or asset of the Company is bound now or at Closing Date; provided, however, that the Beneficient Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement requires the express written approval of OCFI with respect to a change in control as provided in Act 273-2012, as amended, and without which (i) Shareholder cannot consummate the sale or transfer the Shares and (ii) Purchaser cannot receive or hold the Shares.

(b) The execution and delivery of the Agreement and the Ancillary Agreements by the Shareholder and the Company, as applicable, does not, and the performance of the Shareholder’s and the Company obligations hereunder and thereunder, as applicable, will not, require any consent, waiver, approval, order or authorization of or permit of, or registration, declaration or filing with or notification to, any court, governmental or administrative agency, commission, authority, board, bureau or instrumentality, whether federal, state, local or foreign (singularly, a “Governmental Entity”) or any other Person, other than as set forth in Schedule 3.05(b); provided, however, that the Beneficient Parties acknowledge and agree that the consummation of the transactions contemplated by this Agreement requires the express written approval of OCFI regarding a change in control as provided in Act 273-2012, as amended, and without which Purchaser cannot receive or hold the Shares.

4

Section 3.06 Compliance with Applicable Laws. The Company is, and for the past two (2) years has been, in all material respects, in compliance with all Laws applicable to the Company, the assets of the Company, and the operation of the Business. Within the last two (2) years, neither the Shareholder or the Company has received any written notice of any asserted violation of, and neither the Shareholder or the Company has any basis to believe the Company is not in all material respects, in compliance in with all Laws.

Section 3.07 Litigation.

(a) Except as set forth in Schedule 3.07, there has not been during the two (2) year period preceding the date of this Agreement, and there are not, to the Knowledge of the Shareholder and the Company, any pending or threatened, suits, actions, inquiries, audits, demands, litigation, notices of violation, investigations, grievances or proceedings (“Legal Proceedings”) relating to the Company, the Business, the Shares or any assets of the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator (“Order”) outstanding relating to the Company, the Business, the Shares or any assets of the Company.

(b) There is no Legal Proceeding or Order pending or, to the knowledge of the Purchaser, threatened against, relating to, or involving the Shareholder that could reasonably be expected to adversely affect the Shareholder’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

Section 3.08 Financial Statements. Attached to Schedule 3.08 are true, correct and complete copies of the following financial statements of the Company (collectively, the “Financial Statements”): (a) the compiled unaudited financial statements of the Company, including the related statements of operations and retained earnings, and cash flows, in each case for the six-month period ended as of June 30, 2024; and (b) the most recent compiled audited financial statements of the Company, including the related statements of operations and retained earnings, and cash flows, in each case for the year ended December 31, 2023, along with corresponding management representation letters and any certifications provided to the Company’s auditors in connection with the preparation of the Financial Statements. To the best of the Shareholder and Company’s knowledge, the Financial Statements (i) have been prepared from, are in accordance with, and accurately reflect in all material respects the books and records of the Company, (ii) have been prepared in accordance with GAAP consistently applied, and (iii) fairly present in all material respects the financial condition of the Company, as of the dates stated and the related results of operations for the periods then ended. The Company has not made any changes in its accounting principles or practices or its method of application of such principles or practices during the periods covered by the Financial Statements. The Company makes and keeps accurate books and records reflecting the assets and liabilities of the Company.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE BENEFICIENT PARTIES

Each Beneficient Party hereby represents and warrants to the Shareholder as follows:

Section 4.01 Organization, Good Standing and Power. Each Beneficient Party is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, and such Beneficient Party has all requisite power and authority to own its assets and to carry on its business.

5

Section 4.02 Authorization. Each Beneficient Party has all necessary corporate power and authority to execute this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereunder. The execution, delivery and performance by each Beneficient Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved in accordance with its governing documents. When the Agreement has been duly executed and delivered by such Beneficient Party, and assuming due authorization, execution and delivery hereof by the other Parties, this Agreement will constitute the valid and binding agreement of such Beneficient Party, enforceable against such Beneficient Party in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.03 Absence of Restrictions and Conflicts. The consummation of the transactions contemplated by this Agreement does not and will not: (i) conflict with or violate such Beneficient Party’s Governing Documents, (ii) to the knowledge of such Beneficient Party, conflict with or violate any Law applicable to such Beneficient Party or by which any property or asset of such Beneficient Party is bound, or (iii) require any material consent required to such Beneficient Party which has not been previously obtained from any Governmental Entity.

Section 4.04 Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of such Beneficient Party, threatened against, relating to, or involving such Beneficient Party that could reasonably be expected to adversely affect such Beneficient Party’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

Section 4.05 Non-Reliance. Purchaser represents and warrants that it is a sophisticated investor, and that it has conducted the degree of due diligence it considers prudent and reasonable under the circumstances. Purchaser further represents and warrants that it has had an adequate opportunity to make inquiries of management with respect to all matters relevant to its investment decision, and that management has provided all requested information. Purchaser represents and warrants that its investment decision is based solely on its own independent investigation, analysis and evaluation of the Company, and that it has not relied on any representations, warranties, statements or information of any kind, written or verbal, other than those expressly referenced in this Agreement. Purchaser expressly acknowledges that the Shares are being sold “as is,” and that Purchaser assumes the risk that there may be matters unknown to Shareholder that could materially affect the value of the Shares purchased pursuant to this Agreement.

Section 4.06 Compliance with Law and Court Orders. Each Beneficient Party further represents, to the best of its knowledge, that it is in material compliance with all state, federal and international anti-money laundering and anti-terrorism rules and regulations applicable to its business; that it has truthfully disclosed the identities of all persons who have legal and/or beneficial ownership and control over its business; and that the funds such Beneficient Party will use in connection with this transaction and the financial commitments made herein are not derived from an unlawful source.

Section 4.07 Securities; Issuance of Securities. Except as would not otherwise have a material adverse effect on the transactions contemplated by this Agreement, all of the outstanding shares of Class A Common Stock of Beneficient are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance, in all material respects, with all federal and state securities laws where applicable, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. The shares of Class A Common Stock to be issued to Galaxy are duly authorized, and when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all liens imposed by Beneficient. At the time of Closing Beneficient shall have reserved from its duly authorized capital stock the maximum number of shares of Class A Common Stock issuable pursuant to this Agreement.

Section 4.08 SEC Reports; Financial Statements. Beneficient has filed all reports, schedules, forms, statements and other documents required to be filed by Beneficient under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one year preceding the date hereof (or such shorter period as Beneficient was required by law or regulation to file such materials) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Beneficient included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Beneficient as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

ARTICLE V. COVENANTS

Section 5.01 Galaxy Release. Concurrently with the execution of this Agreement, Shareholder is entering into the Galaxy Release pursuant to which any agreements by and between Galaxy and the Company and/or its subsidiaries would be terminated and Galaxy would irrevocably release any and all obligations, liens and encumbrances related to or applicable to the Shares, the Company, its subsidiaries, and any of the Company’s or its subsidiaries’ assets or operations.

6

Section 5.02 Further Assurances; Cooperation. Subject to the other provisions hereof, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, as promptly as practicable, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or reasonably requested to carry out the purposes of this Agreement, the Parties shall take all such action. Furthermore, at any time prior to Closing the Shareholder and the Company shall cooperate fully with the Beneficient Parties in delivering or providing access to all documents and information reasonably requested in the course of the Purchaser’s due diligence review.

Section 5.03 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 5.04 Information Rights; Negative Covenants; Cooperation. During the Transition Period to the extent permitted by applicable Law: (i) the Shareholder and the Company agree and covenant to keep the Beneficient Parties appraised and promptly informed of all operational and financial matters of the Company; (ii) not to enter into any transaction other than with the prior written approval of the Beneficient Parties; (iii) not to incur any debt or other obligation without the prior written consent of the Beneficient Parties; (iv) cooperate with the preparation of financial statements necessary for Beneficient’s public filings with the Securities and Exchange Commission and (v) to collaborate to the fullest extent with the Beneficient Parties to ensure an orderly and efficient transition of control on the Closing Date.

Section 5.05 Notice of Developments.

(a) The Shareholder and the Company shall give prompt written notice to the Beneficient Parties of any development causing or that is likely to cause a breach of any of their respective representations and warranties contained in this Agreement, and of any failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder. The Shareholder and the Company will use their commercially reasonable best efforts to prevent or promptly remedy any matter which is or would be the subject of any such notice.

(b) The Shareholder and the Company will notify Beneficient Parties promptly of any event or condition that arises after the Effective Date, but before the Closing Date, that could be deemed to have a material adverse effect on the operation of the Company.

(c) The Shareholder and the Company will notify the Beneficient Parties promptly of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with this transaction and (ii) any notice or other communication from any Government Entity in connection with this transaction. The Shareholder and the Company will promptly provide the Beneficient Parties copies of all such written notices and communications (and memoranda setting forth the substance of such oral notices and communications) described in clauses (i) and (ii) above.

(d) No disclosure by any Party pursuant to this Section 5.05, however, shall be deemed to cure or otherwise affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein, amend any schedule hereto or limit or otherwise affect any available rights and remedies of the Beneficient Parties.

7

ARTICLE VI. CONDITIONS TO OBLIGATION TO CLOSING

Section 6.01 Conditions to Obligation to Closing.

(a) Conditions to Obligation of the Beneficient Parties. The obligation of the Beneficient Parties to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties of the Shareholder and the Company set forth in Article III shall have been true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Shareholder and the Company shall have performed and complied with all of its covenants under this Agreement in all material respects through the Closing Date;

(iii) the Beneficient Parties shall have received all required authorizations, consents, and approvals of Governmental Entities;

(iv) OCFI shall have provided final written approval of the transactions contemplated hereunder such that Purchaser may operate the Business following Closing; and

(v) all actions required to be taken by the Shareholder and Company in connection with the consummation of the transactions contemplated under this Agreement shall have been completed and all documents, agreements, certificates, opinions, instruments, and other items required hereunder to effect the transactions contemplated hereby shall have been executed, as applicable, and delivered in form and substance satisfactory to the Beneficient Parties, including, without limitation, all items specified in Section 2.02.

The Beneficient Parties may waive any condition specified in this Section 6.01(a) by execution of a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Shareholder. The obligation of the Shareholder to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the Beneficient Parties have provided evidence satisfactory to Shareholder that a sufficient number of shares of Class A Common Stock have been reserved to issue the Consideration in full on the Closing Date;

(ii) the representations and warranties of the Beneficient Parties set forth in Article IV shall have been true and correct in all material respects at and as of the Effective Date and shall be true and correct in all material respects at and as of the Closing Date;

(iii) the Beneficient Parties shall have performed and complied with all of its covenants under this Agreement in all material respects through the Closing;

(iv) the Beneficient Parties shall have received all required authorizations, consents, and approvals of Governmental Entities, and

8

(v) all actions required to be taken by the Beneficient Parties in connection with consummation of the transactions contemplated under this Agreement shall have been completed and all documents, agreements, certificates, opinions, instruments, and other items required hereunder to effect the transactions contemplated hereby shall have been executed, as applicable, and delivered in form and substance satisfactory to the Shareholder, including, without limitation, all items specified in Section 2.03.

The Shareholder may waive any condition specified in this Section 6.01(b) by execution of a writing so stating at or prior to the Closing.

ARTICLE VII. TERMINATION

Section 7.01 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) The Purchaser and the Shareholder may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) The Purchaser may terminate this Agreement by giving written notice to the Shareholder at any time prior to the Closing in the event the Shareholder has breached any material representation, warranty, or covenant contained in this Agreement or in the Transition Services Agreement in any material respect, and if curable, the Purchaser has notified the Shareholder of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.

(c) The Shareholder may terminate this Agreement by giving written notice to the Beneficient Parties at any time prior to the Closing in the event the Beneficient Parties has breached any material representation, warranty, or covenant contained in this Agreement or in the Transition Services Agreement in any material respect, and if curable, the Shareholder has notified the Beneficient Parties of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach.

(d) The Beneficient Parties may terminate this Agreement prior to the Closing if any Beneficient Party’s lawyers opine in good faith that the acquisition may put a Beneficient Party into any kind of material risk arising out of any litigation or governmental examinations and other matters not previously disclosed to the Beneficient Parties by the Shareholder or the Company or for other reasons they discover in their due diligence (which shall be concluded on or before three (3) months following the Effective Date. The Beneficient Parties understand, acknowledge, and agree that if the Agreement is terminated for any reason, the Beneficient Parties will not seek to recover any amounts paid by any Beneficient Party to the Shareholder or the Company prior to the Closing; provided, however, and for the avoidance of doubt; the Beneficient Parties and Shareholder agree to exercise commercially reasonable efforts to accomplish the successful consummation of the transactions contemplated in this Agreement.

Section 7.02 Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.01 above, except as otherwise provided herein, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach) or otherwise set forth herein.

9

ARTICLE VIII. INDEMNIFICATION

Section 8.01 Indemnification.

(a) Of the Beneficient Parties and its Affiliates. The Shareholder shall indemnify, defend and hold harmless the Beneficient Parties, their affiliates (including the Company) and any officer, director, shareholder, partner, member, employee, agent or representative of any of the foregoing (each, including the Beneficient Parties, a “Purchaser Affiliate”) from and against any losses, Liabilities, damages, deficiencies, costs and expenses (hereinafter individually a “Loss” and collectively “Losses”) incurred by such Purchaser Affiliate, directly or indirectly, arising out of, relating to, or in connection with, any one or more of the following:

(i) any inaccuracy or breach of a representation or warranty of the Shareholder or the Company contained in this Agreement;

(ii) any breach of any covenant or agreement of the Shareholder or the Company contained in this Agreement; and/or

(iii) any claim or threatened claim made by any Person relating to the Company’s operations for actions or omissions of the Company prior the Closing Date.

(b) Of the Shareholder. The Purchaser shall indemnify, defend and hold harmless the Shareholder, its affiliates (including the Company) and any officer, director, shareholder, partner, member, employee, agent or representative of any of the foregoing (each, including the Shareholder, a “Shareholder Affiliate”) from and against any Losses incurred by such Shareholder Affiliate, directly or indirectly, arising out of, relating to, or in connection with, any one or more of the following:

(i) any inaccuracy or breach of a representation or warranty of the Beneficient Parties contained in this Agreement;

(ii) any breach of any covenant or agreement of the Beneficient Parties contained in this Agreement; and/or

(iii) any claim or threatened claim made by any Person relating to the Company’s operations for actions or omissions of the Company after the Closing Date.

ARTICLE IX. GENERAL PROVISIONS

Section 9.01 Confidentiality; No Public Announcements. From and after Closing, the Shareholder and the Beneficient Parties shall hold, and shall use its commercially reasonable efforts to cause its or their respective representatives (including, but not limited to its legal counsel, financial advisors and lenders) to hold, in confidence any and all information, whether written or oral, concerning the terms and conditions of this Agreement. The aforementioned confidentiality provisions shall not apply to the extent that the Party required to hold such information in confidence can show that such information (a) is generally available to and known by the public through no fault of such Party or its representatives or (b) is lawfully acquired by such Party, any of its respective representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Party or any of its respective representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Laws, such Party shall promptly notify the other Parties in writing and, absent agreement from the other Parties, shall disclose only that portion of such information which such Party is advised by its counsel in writing is legally required to be disclosed, provided that such Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. For the avoidance of doubt, nothing in this Section 9.01 shall be construed to limit Beneficient’s ability to disclose information it deems, in its reasonable judgment, necessary or advisable to disclose in order to comply with applicable securities laws, rules, and regulations, including but not limited to those of the Securities and Exchange Commission, stock exchange requirements, or other regulatory obligations applicable to public companies.

10

Section 9.02 Notices. All notices, demands and other communications to be delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered upon receipt when delivered personally or by overnight courier or three (3) Business Days after being mailed, if mailed by first class mail, return receipt requested, or when actually received, if sent by email or other electronic transmission device. Notices, demands and communications to the Parties will, unless another address is specified in writing, be sent to the address indicated below:

If to the Beneficient Parties:		If to Shareholder:

Beneficient		Mercantile Global Holdings Inc.
325 North Saint Paul St., Suite 4850		16192 Coastal Highway
Dallas, Texas 75201		Lewes, Delaware 19958
Email:	David.Rost@Beneficient.com	Email:	bo.collins@mercantile-bank.com
		copy to:	Rrenecarson@icloud.com

Section 9.03 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non- observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

Section 9.04 Amendment. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the Parties. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

Section 9.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or conveyed, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

Section 9.06 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In all such cases, the Parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intent of this Agreement.

11

Section 9.07 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.

Section 9.08 Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement, unless otherwise indicated. The titles, table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.09 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. This Agreement may be executed and delivered by facsimile, email or other electronic means.

Section 9.10 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO CHOICE OF LAW RULES; PROVIDED, HOWEVER, THAT THE LAWS OF THE COMMONWEALTH OF PUERTO RICO CONCERNING INTERNATIONAL FINANCIAL ENTITIES (E.G. ACT 273-2012, AS AMENDED) SHALL ALSO APPLY WITH REGARDS TO THE DIRECT OR INDIRECT CHANGE IN CONTROL OF THE COMPANY; PROVIDED, FURTHER, THAT IN THE EVENT OF A CONFLICT BETWEEN THE LAWS OF THE STATE OF DELAWARE AND THE LAWS OF THE COMMONWEALTH OF PUERTO RICO IN CONNECTION WITH THE DIRECT OR INDIRECT CHANGE IN CONTROL OF THE COMPANY, THE LAWS OF THE COMMONWEALTH OF PUERTO RICO SHALL BE PARAMOUNT AND PREVAIL. ALL REMEDIES AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE SHALL BE CUMULATIVE AND MAY BE ENFORCED CONCURRENTLY OR FROM TIME TO TIME AND, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, THE ELECTION OF ANY REMEDY OR REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO PURSUE ANY OTHER AVAILABLE REMEDIES. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Venue. Any action, claim, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced only in any Chancery state court located in Wilmington, Delaware provided that, if no such court has jurisdiction over the matter, then in a state or federal court located in Wilmington, Delaware. Each Party (i) expressly and irrevocably consents and submits to the jurisdiction of each such court, and each appellate court located in Wilmington, Delaware, in connection with any such proceeding; (ii) agrees that each such court shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding commenced in any such court, any claim that such Party is not subject personally to the jurisdiction of such court, that such proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

Section 9.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and, except as set forth herein, nothing in this Agreement, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.13 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, without any requirement to post a bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court in Wilmington, Delaware having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.14 Entire Agreement. This Agreement and the exhibits and schedules hereto contain the complete agreement among the Parties with respect to the subject matter herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.

[signature page follows]

12

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

BENEFICIENT:

BENEFICIENT

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	Authorized Signatory

PURCHASER:

BENEFICIENT CAPITAL COMPANY HOLDINGS, L.P.

By:	Beneficient Capital Holdings, L.L.C., its general partner

By:	The Beneficient Company Group (USA), L.L.C., its sole member

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	Authorized Signatory

SHAREHOLDER:

MERCANTILE GLOBAL HOLDINGS INC.

By:	/s/ J. Robert Collins, Jr.
Name:	J. Robert Collins, Jr.
Title:	CEO

COMPANY:

MERCANTILE BANK INTERNATIONAL CORP.

By:	/s/ J. Robert Collins, Jr.
Name:	J. Robert Collins, Jr.
Title:	CEO

Signature Page Stock Purchase Agreement

EXHIBIT A

Defined Terms

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means all of the agreements being executed and delivered pursuant to this Agreement.

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Puerto Rico are authorized or required by Law to be closed for business.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Consideration” has the meaning set forth in Section 1.02.

“Disclosure Schedules” means the schedules attached as Schedule A hereto and corresponding disclosure included therein.

“Effective Date” has the meaning set forth in the first paragraph of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.08.

“GAAP” means generally accepted accounting principles in the United States as set forth in pronouncements of the Financial Accounting Standards Board (and its predecessors) and the American Institute of Certified Public Accountants.

“Galaxy Release” has the meaning set forth in Section 1.02.

“Governing Documents” means the articles or certificate of incorporation, or formation, as applicable; the by-laws, regulations or operating agreement, as applicable; trust agreements, instruments and other similar documents governing trusts; and any other instrument governing matters similar to the foregoing, with respect to any Person.

“Governmental Entity” has the meaning set forth in Section 3.05(b).

“Indebtedness” means, without duplication, (i) all obligations of the Company for borrowed money, (ii) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Company under conditional sale or other title retention agreements relating to property acquired by the Company, (iv) all obligations of the Company in respect of the deferred purchase price of property or services, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company, whether or not the Indebtedness secured thereby has been assumed, (vi) all guarantees by the Company of Indebtedness of others, (vii) all capital lease obligations of the Company, (viii) all obligations, contingent or otherwise, of the Company as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations, contingent or otherwise, of the Company in respect of bankers’ acceptances, (x) all net obligations of the Company under any swap agreements, (xi) all obligations under any performance bonds, surety bonds, appeal bonds or similar instruments, and (xii) any accrued interest, premiums, penalties, breakage costs, make-whole payments or other obligations related to any of the foregoing.

Exhibit A Stock Purchase Agreement

“Knowledge” means, with respect to any particular fact, the actual knowledge and awareness of the Shareholder or Beneficient Parties, as applicable.

“Law” has the meaning set forth in Section 3.05(a).

“Legal Proceeding” has the meaning set forth in Section 3.07.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise).

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, Liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under federal and state securities laws), encroachment, tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Loss” or “Losses” has the meaning set forth in Section 8.01(a).

“OCFI” has the meaning set forth in the recitals.

“OCFI Approval” means the letter or letters issued by OCFI expressly authorizing the sale by Shareholder, and purchase by Purchaser, of the Shares under this Agreement and pursuant to the provisions of Act No. 273-2012, as amended.

“Order” has the meaning set forth in Section 3.07(a).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, business association, unincorporated organization, Governmental Entity or other entity.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Affiliate” has the meaning set forth in Section 8.01(a).

“Shareholder” has the meaning set forth in the preamble.

“Shareholder Affiliate” has the meaning set forth in Section 8.01(b).

“Shares” has the meaning set forth in the recitals.

“Subsidiaries” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Transition Period” means the period commencing on the Effective Date and ending on the Closing Date.

“Transition Services Agreement” has the meaning set forth in recitals.

Exhibit A Stock Purchase Agreement

EXHIBIT B

Transition Services Agreement

(Intentionally Omitted)

Exhibit B Stock Purchase Agreement

EXHIBIT C

Galaxy Release

(Intentionally Omitted)

Exhibit C Stock Purchase Agreement

EXHIBIT D

Officer’s Certificate

(Intentionally Omitted)

Exhibit D Stock Purchase Agreement

ANNEX A

Board Resolutions

(Intentionally Omitted)

Annex A Board Resolutions

ANNEX B

Governing Documents

(Intentionally Omitted)

Annex B Governing Documents

SCHEDULE A

Index of Disclosure Schedules

Schedule 3.03(a) - (Liens)

Schedule 3.03(b) - (Subsidiaries)

Schedule 3.04 - (Indebtedness)

Schedule 3.05(b) - (Consents)

Schedule 3.07 - (Litigation)

Schedule 3.08 - (Financial Statements)

Schedule A Stock Purchase Agreement

SCHEDULE A-1

Unaudited Financials

(Intentionally Omitted)

Schedule A-1 Stock Purchase Agreement

SCHEDULE A-2

Audited Financials

(Intentionally Omitted)

Schedule A-2 Stock Purchase Agreement

Exhibit 10.1

Execution Version

SECURITY & GUARANTEE RELEASE AGREEMENT

This Security & Guarantee Release Agreement (the “Release Agreement”) is entered into as of December 4, 2024 (the “Effective Date”) by and among Mercantile Global Holdings, Inc., a Delaware corporation (“MGH”), Mercantile Bank International Corp., a Puerto Rico corporation (“MBI”), Galaxy Digital Ventures LLC, a Delaware limited liability company (“Galaxy”) and Beneficient, a Nevada corporation (“Beneficient”). Each of MGH, MBI, Galaxy, and Beneficient may be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, MGH is the sole shareholder of one hundred percent (100%) of the issued and outstanding capital stock (the “Shares”) of MBI, a Puerto Rico-based licensed financial institution authorized to operate as an International Financial Entity (“IFE”);

WHEREAS, between July 2019 and April 2020 Galaxy loaned to MGH an aggregate principal amount of $5,403,556.37 (the “Galaxy Loan”) pursuant to those certain documents and agreements as set forth on Exhibit A attached hereto (the “Galaxy Debt Documents”);

WHEREAS, in connection with entering into the Galaxy Loan, MGH granted in favor of Galaxy a security interest in all of MGH’s assets, including the Shares;

WHEREAS, in connection with entering into the Galaxy Loan, MBI agreed to guarantee MGH’s payment obligations on the Galaxy Loan, on the terms and conditions set forth in the Galaxy Debt Documents;

WHEREAS, concurrently with entering into this Release Agreement, MGH is entering into that certain Stock Purchase Agreement with Beneficient, a Nevada corporation (NASDAQ: BENF) (“Beneficient”) and Beneficient Capital Company Holdings, L.P., a Delaware limited partnership (the “Purchaser”), substantially in the form set forth on Exhibit B attached hereto (the “SPA”), pursuant to which MGH agrees to sell, at the Closing (as defined in the SPA), 100% of the Shares to Purchaser in order to maximize the value of MBI for the benefit of MGH’s shareholders and creditors, subject to the terms and conditions therein;

WHEREAS, as a condition to Closing the transactions contemplated under the SPA, Galaxy must provide a release of any and all liabilities, obligations or commitments of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due or otherwise), including, but not limited to, any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under federal and state securities laws), encroachment, tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction (“Liability”), referring, relating to, or against, MBI, the Shares, MBI’s business and any of MBI’s assets under the Galaxy Debt Documents or otherwise (the “Galaxy Release”);

WHEREAS, the Parties desire that the transactions contemplated under the SPA be consummated and for Galaxy to provide the Galaxy Release in exchange for the Consideration (defined below)

NOW, THEREFORE, that in consideration of the mutual covenants and agreements contained herein, the parties to this Release Agreement agree as follows:

AGREEMENT

1. Consideration; Galaxy Release.

1.1. Delivery of Consideration. Conditioned and effective upon the Closing of the transactions contemplated under the SPA, in exchange for the Galaxy Release and the sale of 100% of the capital stock of MBI to Beneficient pursuant to the SPA, and the other consideration set forth herein and therein, Beneficient shall issue to Galaxy a number of shares of Class A common stock of Beneficient (NASDAQ: BENF), par value $0.001 per share (“Class A Common Stock”), with an aggregate value equal to one million five-hundred thousand dollars ($1,500,000.00) (the “Consideration Value”), with the value of each of the shares of Class A Common Stock to be the five (5)-day volume weighted average closing price of Class A Common Stock for the five (5)-day period ending on the business day immediately prior to the Effective Date (as defined in the SPA) (the “Consideration”), provided that Beneficient shall not be required to issue any shares of Class A Common Stock, which, when aggregated with shares of Class A Common Stock issued pursuant to the SPA, the Transition Services Agreement dated the date hereof (the “Transition Services Agreement”) and the Release Agreement, would result in the issuance of an aggregate amount of common stock in excess of 19.99% of the total number of shares Class A Common Stock and Class B Common Stock, par value $0.001 per share, outstanding immediately prior to the execution of the SPA (the “Exchange Cap”), subject to customary adjustments for stock splits, recapitalizations, reclassifications, mergers, exchanges and similar transactions. In lieu of and in full satisfaction of any obligation of Beneficient to issue shares of Class A Common Stock hereunder that would otherwise exceed the Exchange Cap, Beneficient shall pay Galaxy an amount in cash equal to (x) the Consideration Value minus (y) the total value of the number of shares of Class A Common Stock issuable to Galaxy pursuant to the Exchange Cap. The amount of cash paid in lieu of (i) shares of Class A Common Stock issuable to Galaxy hereunder and (ii) Closing Incentive Equity Grants (as defined in the Transition Services Agreement) to Qualified Persons issuable under the Transition Services Agreement, each as a result of the Exchange Cap restriction, shall be paid on a pro rata basis amongst Galaxy and the Qualified Persons based upon (i) in the case of Galaxy, the aggregate amount of consideration payable hereunder and (ii) in the case of Qualified Persons, the aggregate number of Closing Incentive Equity Grants issuable to such Qualified Persons under the Transition Services Agreement. Galaxy acknowledges and agrees that the Closing of the transactions contemplated under the SPA is subject to approval by the Office of the Commissioner of Financial Institutions of Puerto Rico pursuant to Act 273-2012 which governs transactions that constitute a change of control of an IFE, such as MBI and other conditions as set forth in SPA.

1.2. Galaxy Release.

(a) Conditioned and effective upon the Closing of the transactions contemplated under the SPA, Galaxy agrees (on behalf of itself and its Affiliates, and their respective officers, directors, equityholders, agents and representatives) (collectively, the “Releasing Parties”) that (a) MBI, its subsidiaries, predecessors, successors and assigns shall automatically be irrevocably released and discharged from any Liability arising out of or related in any way to the Galaxy Loan, the Galaxy Debt Documents or otherwise existing immediately prior to the Closing (the “Debt Obligations”) and (b) it shall not look to Beneficient, Purchaser, or MBI to fulfill, satisfy or pay the Debt Obligations, and acknowledges and agrees that none of Beneficient, Purchaser, or MBI shall incur or otherwise be subject to any Liability in connection with any Debt Obligation.

(b) Conditioned and effective upon the Closing of the transactions contemplated under the SPA, Galaxy agrees (on behalf of itself and the other Releasing Parties) that each of the Releasing Parties irrevocably surrenders, releases and waives all rights of any kind with respect to the Shares, each of MBI’s subsidiaries, and any of its or their businesses and assets as collateral to secure the Debt Obligations or otherwise.

2

(c) To the extent applicable, Galaxy and each of the other Releasing Parties hereby waives any notification, consent or other similar requirement applicable to the sale of the Shares under the Galaxy Debt Documents or otherwise under the SPA and the transactions contemplated thereunder.

2. Release of Liens, Guarantor. Upon the Closing of the transactions contemplated under the SPA, Galaxy acknowledges and agrees, with respect to their applicability to or enforcement against MBI and/or the Shares, that:

2.1. Termination of Galaxy Debt Documents. Each of the Galaxy Debt Documents shall be automatically terminated and cancelled and of no further force and effect with respect to MBI, and all of the Liabilities of, or related to, MBI, the Shares, MBI’s subsidiaries or any of its or their businesses or assets, including any guaranty provided by MBI, shall be automatically terminated, discharged and satisfied in full, and MBI, as an obligor, shall be automatically released and discharged from any and all of such Liabilities.

2.2. Release of Liens. All liens, encumbrances, and other Liabilities granted by MGH or its Affiliates with respect to the Shares, MBI’s subsidiaries, its or their businesses or assets, or MBI, as a guarantor, in favor of Galaxy under any Galaxy Debt Documents or otherwise shall be automatically released and terminated in full; and

2.3. Financing Filings. MGH and MBI and their counsel and agents are authorized, at the expense of MGH, to prepare and file such financing change or termination statements (including UCC-3 termination statements) and other materials as they deem necessary to discharge and cancel all security interests, financing statements, or other Liabilities applicable to or related to MBI (including any Liability related to the Shares, MBI’s subsidiaries or its or their businesses or assets) (including UCC-1 financing statements) and any other registrations in favor of Galaxy with respect to the Galaxy Debt Documents or otherwise to the extent related to or applies only to the Shares, MBI, its subsidiaries or its or their businesses or assets (the “Financing Filings”).

3. Covenants.

3.1. Cooperation. Galaxy agrees to cooperate with MGH in connection with matters necessary to consummate the sale of the Shares pursuant to the SPA, including, but not limited to, securing MGH’s shareholder approval of the SPA.

3.2. Closing Deliverables. Galaxy shall, and will cause its agents and counsel to, on or prior to Closing, (i) execute and deliver to MGH or its designee applicable termination statements, mortgage release documents, intellectual property release documents and such other instruments of release and discharge pertaining to the security interests, charges, mortgages and other Liabilities granted under any Galaxy Debt Document applicable to or related to the Shares, MBI, its subsidiaries or any of its or their businesses or assets, and (ii) deliver to MGH or its designee all MBI-related collateral in its possession including title deeds, share certificates and blank transfer instruments as established under the Galaxy Debt Documents and all documents and instruments necessary or desirable to effectuate, or reflect of public record, the release and discharge of the Financing Filings and any such other Liabilities, security interests, charges, mortgages and liens that may be applicable under the Galaxy Debt Documents applicable to or related to the Shares, MBI, its subsidiaries or any of its or their businesses or assets. Furthermore, Galaxy shall, and shall promptly instruct each of its agents and counsel to, execute and deliver to MGH or its designee such additional documents and shall provide such additional information as MGH or MBI may reasonably require to carry out the terms of this Release Agreement, including delivery of any collateral in Galaxy’s, its agents’ or counsel’s possession and such Liability release and termination documentation as MGH or MBI shall reasonably request with respect to the Liabilities against the collateral under the Galaxy Debt Documents applicable to or related to the Shares, MBI, its subsidiaries or any of its or their businesses or assets. MGH, at its own cost and expense, shall execute and deliver any such additional documents and shall provide such additional information as may reasonably require to carry out the terms of this Release Agreement. Further, Galaxy authorizes MGH and MBI to take such action as they may deem reasonably necessary or appropriate in connection with the termination of the Galaxy Debt Documents and the Liabilities thereunder insofar as they relate to the Shares, MBI, its subsidiaries or any of its or their businesses or assets.

3

3.3. Lock-up Agreement. Galaxy agrees to execute and deliver the lock-up agreement in substantially the form provided on Exhibit C attached hereto on or before the Closing Date (as defined in the SPA).

4. Registration Rights.

4.1. Beneficient agrees that it will use its commercially reasonable efforts to, within ninety (90) calendar days after the Closing Date (the “Filing Date”), file with the Securities and Exchange Commission (“SEC”) (at Beneficient’s sole cost and expense) a registration statement (the “Resale Registration Statement”) on Form S-3, or, if Form S-3 is not then available to Beneficient, on Form S-1, registering the resale of the Class A Common Stock (“Registrable Securities”), and Beneficient will use commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as practicable thereafter and in any event by the date that is the earlier of (i) one hundred and sixty (160) days following the Closing and (ii) five (5) business days after Beneficent receives written notification from the SEC that the Resale Registration Statement will not be reviewed (the “Effectiveness Date”), provided, however, that Beneficient’s obligations to include the Registrable Securities for resale in the Resale Registration Statement are contingent upon Galaxy furnishing in writing to Beneficient such information regarding Galaxy, the securities of Beneficient held by Galaxy, including the Registrable Securities held by Galaxy, and the intended method of disposition of the Registrable Securities as shall be reasonably requested by Beneficient to effect the registration of the Registrable Securities, and Galaxy shall execute such documents in connection with such registration as Beneficient may reasonably request that are customary of a selling stockholder in similar situations, including providing that Beneficient shall be entitled to postpone and suspend the use of the Resale Registration Statement during any customary blackout or similar period or as permitted hereunder. Any failure by Beneficient to file the Resale Registration Statement by the Filing Date or to effect such Resale Registration Statement by the Effectiveness Date shall not otherwise relieve Beneficient of its obligations to file or effect the Resale Registration Statement as set forth above in this Section 4.1. Beneficient will provide a draft of the Resale Registration Statement, including the plan of distribution section and the selling stockholder section, to Galaxy for review at least two (2) business days in advance of filing the Resale Registration Statement. In no event shall Galaxy be identified as a statutory underwriter in the Resale Registration Statement unless requested by the SEC. Notwithstanding the foregoing, if the SEC prevents Beneficient from including any or all of the Registrable Securities proposed to be registered under the Resale Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable stockholders or otherwise, such Resale Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the SEC. In such event, the number of Registrable Securities to be registered for each selling stockholder named in the Resale Registration Statement shall be reduced pro rata among all such selling stockholders. Beneficient will use its commercially reasonable efforts to maintain the continuous effectiveness of the Resale Registration Statement until the earlier of (i) the date on which all of the Registrable Securities cease to be Registrable Securities, (ii) the date Galaxy’s Registrable Securities included in such Resale Registration Statement have actually been sold and (iii) the date all Class A Common Stock held by Galaxy may be sold without restriction under Rule 144, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Beneficient to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Beneficient will file all reports required by the SEC, the Nasdaq Stock Market LLC (the “Nasdaq”) and any other state or federal securities or other regulatory body, and provide all customary and reasonable cooperation, necessary to enable Galaxy to resell Registrable Securities pursuant to the Resale Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange, update or amend the Resale Registration Statement as necessary to include Registrable Securities and provide customary notice to holders of Registrable Securities.

4

4.2. In the case of the registration, qualification, exemption or compliance effected by Beneficient pursuant to this Release Agreement, Beneficient shall, upon reasonable request, inform Galaxy as to the status of such registration, qualification, exemption and compliance. At its expense, Beneficient shall:

(a) except for such times as Beneficient is permitted hereunder to suspend the use of the prospectus forming part of a registration statement, use commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under federal and state securities laws which Beneficient determines to obtain, continuously effective with respect to Galaxy, and to keep the applicable Resale Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earliest of the following: (i) Galaxy ceases to hold any Class A Common Stock, (ii) the date all Class A Common Stock held by Galaxy may be sold without restriction under Rule 144, including any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for Beneficient to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (iii) when all Class A Common Stock held by Galaxy cease to be outstanding;

(b) advise Galaxy within five (5) business days:

(i) when a Resale Registration Statement or any amendment thereto has been filed with the SEC and when such Resale Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the SEC for amendments or supplements to any Resale Registration Statement or the prospectus included therein or for additional information;

(iii) after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Resale Registration Statement or the initiation of any proceedings for such purpose;

(iv) of the receipt by Beneficient of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v) subject to the provisions in this Release Agreement, of the occurrence of any event that requires the making of any changes in any Resale Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, Beneficient shall not, when so advising Galaxy of such events, provide Galaxy with any material, nonpublic information regarding Beneficient other than to the extent that providing notice to Galaxy of the occurrence of the events listed in (a) through (e) above constitutes material, nonpublic information regarding Beneficient; Galaxy hereby consents to the receipt of any material, nonpublic information with respect to the occurrence of the events listed in (a) through (e) above;

5

(c) use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Resale Registration Statement as soon as reasonably practicable;

(d) upon the occurrence of any event contemplated above, except for such times as Beneficient is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Resale Registration Statement, Beneficient shall use commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Resale Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to Galaxy the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e) use commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which the Class A Common Stock issued by Beneficient have been listed; and

(f) use commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable Galaxy to sell the Registrable Securities under Rule 144.

4.3. Notwithstanding anything to the contrary in this Release Agreement, Beneficient shall be entitled to delay or postpone the effectiveness of the Resale Registration Statement, and from time to time to require Galaxy not to sell under the Resale Registration Statement or to suspend the effectiveness thereof, if it determines, in each case in good faith and its reasonable judgment after consultation with counsel to Beneficient, (i) that in order for the Resale Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the negotiation or consummation of a transaction by Beneficient or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event Beneficient’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by Beneficient in the Resale Registration Statement of material information that Beneficient has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of Beneficient’s board of directors, upon the advice of legal counsel, to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of Beneficient’s board of directors, upon advice of counsel, such filing or effectiveness or use of such Resale Registration Statement, would be materially adverse to Beneficient and the majority of Beneficient’s board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that Beneficient may not delay or suspend the Resale Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from Beneficient of the happening of any Suspension Event during the period that the Resale Registration Statement is effective or if as a result of a Suspension Event the Resale Registration Statement or prospectus contained therein contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Galaxy agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Resale Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Galaxy receives copies of a supplemental or amended prospectus (which Beneficient agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Beneficient that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Beneficient unless otherwise required by law or subpoena. If so directed by Beneficient, Galaxy will deliver to Beneficient or, in Galaxy’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Galaxy’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (A) to the extent Galaxy is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide preexisting document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

4.4. Listing; Reporting Obligations. As long as Galaxy shall hold any Registrable Securities, Beneficient, at all times while it shall be a reporting company under the Exchange Act, covenants to (i) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all SEC Reports (as defined below) and to promptly furnish to Galaxy true and complete copies of all such filings; provided that any documents publicly filed or furnished with the SEC pursuant to EDGAR shall be deemed to have been furnished or delivered to Galaxy pursuant to this Section 4.4 and (ii) use commercially reasonable efforts to maintain its listing on the Nasdaq.

6

5. Representations and Warranties of the Parties. Each Party, solely as it relates to such Party, hereby represents and warrants to the other Parties as of the Effective Date:

5.1. Organization, Good Standing and Power. Such Party is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, and such Party has all requisite power and authority to own its assets and to carry on its business.

5.2. Authorization. Such Party has all necessary corporate power and authority to execute this Release Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Release Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved in accordance with its governing documents. When the Release Agreement has been duly executed and delivered by such Party, and assuming due authorization, execution and delivery hereof by the other Parties, this Release Agreement will constitute the valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

5.3. Absence of Restrictions and Conflicts. The consummation of the transactions contemplated by this Release Agreement does not and will not: (i) conflict with or violate such Party’s governing documents, (ii) to the knowledge of such Party, conflict with or violate any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law (“Law”) applicable to such Party or by which any property or asset of such Party is bound, or (iii) require any material consent required to such Party which has not been previously obtained from any court, governmental, regulatory or administrative agency, commission, authority, board, bureau or instrumentality, whether federal, state, local or foreign (a “Governmental Entity”).

5.4. Legal Proceedings. There are no suits, actions, inquiries, audits, demands, litigation, notices of violation, investigations, grievances, enforcement actions, stop-orders or proceedings (“Legal Proceedings”) pending or, to the knowledge of such Party, threatened against, relating to, or involving such Party that could reasonably be expected to adversely affect such Party’s ability to consummate the transactions contemplated by this Release Agreement and to perform its obligations hereunder.

5.5. Compliance with Law and Court Orders. No Party nor any of its affiliates has received notice from any Governmental Entity asserting that it is not in compliance with any Law.

7

6. Additional Representations and Warranties of Galaxy. Galaxy hereby represents and warrants to Beneficient as of the Effective Date:

6.1. No Registration; Transfers. Galaxy understands that the Class A Common Stock and their offer, sale and distribution will not be registered or qualified under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other applicable jurisdiction. Galaxy is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act that also meets the applicable requirements of a “qualified purchaser” under Section 2(a)(51) of the Investment Company Act of 1940 (the “1940 Act”). Galaxy has not been organized or reorganized (as such terms are interpreted under the 1940 Act) for the specific purpose of acquiring Class A Common Stock or for otherwise investing in Beneficient. Galaxy understands and agrees that the Class A Common Stock must be held until they are subsequently registered under the Securities Act and, where required, under the laws of other applicable jurisdictions, unless an exemption from registration is available. Galaxy covenants and agrees that it will not offer, sell, pledge, assign, exchange, transfer, hypothecate, encumber or otherwise dispose of (“Transfer”) all or any part of its Class A Common Stock except in compliance with applicable law and as otherwise provided under this Release Agreement. Neither Galaxy nor any beneficial owner of Galaxy that has (or will have or will share) the power to vote or dispose of the Class A Common Stock or any securities of Beneficient owned by Galaxy is subject to any bad actor disqualification events set forth in Rule 506(d) of Regulation D under the Securities Act.

6.2. Qualification. Galaxy has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of acquiring the Class A Common Stock. Galaxy recognizes acquiring the Class A Common Stock involves substantial risks, including that the Class A Common Stock may ultimately have no value, that any value (including the future value of the Class A Common Stock) is speculative, and that the Class A Common Stock subject to dilution by the additional issuance of equity by Beneficient.

6.3. Independent Investigation. Galaxy has performed its own independent investigation, and obtained such information, as it deems appropriate in order to evaluate the merits and risks of an investment in the Class A Common Stock. In making the decision to acquire the Class A Common Stock, Galaxy is not relying on any representation and/or warranty of Beneficient or its affiliates or its and their officers, directors, or employees, or any other person, whether oral or written, other than those specifically set forth in this Release Agreement. Galaxy has consulted, to the extent deemed appropriate by Galaxy, with Galaxy’s own advisers as to the financial, tax, legal, accounting, regulatory and related matters concerning acquiring the Class A Common Stock, the other terms and conditions provided for under this Release Agreement, and the risks attendant to the foregoing and believes that acquiring the Class A Common Stock is suitable and appropriate for Galaxy. In conducting its independent investigation Galaxy has been provided an opportunity to obtain additional information concerning the offering of Class A Common Stock and Beneficient and its affiliates, to the extent Beneficient possesses or can acquire such information without unreasonable effort or expense, and has been given the opportunity to ask questions of, and receive answers from, Beneficient’s officers concerning the terms and conditions of the offering of Class A Common Stock, Beneficient and any other matters pertaining thereto. Galaxy specifically acknowledges that it has been furnished with any materials relating to Beneficient, its operation, the offering of Class A Common Stock, the management experience of Beneficient and its affiliates and any other matters relating to Beneficient. Galaxy has performed such due diligence as it deemed appropriate, evaluated the risks of an investment in Beneficient, understands there are substantial risks of loss incidental to the acquisition of Class A Common Stock and has determined that an investment in Class A Common Stock is a suitable and appropriate investment for Galaxy.

6.4. Investment Intent. Galaxy is acquiring Class A Common Stock for its own account, Galaxy has full investment discretion with respect to such account, and the full power and authority to make the acknowledgements, representations and agreements herein, for investment purposes only, and not with an intent to resell or distribute any part thereof. Galaxy has no present plans to enter into any contract, undertaking, agreement or arrangement for any such distribution, transfer, resale or disposition. Galaxy has no need of liquidity with respect to its investment in Beneficient, can afford a complete loss of its investment in Beneficient and can afford to hold its investment in Beneficient for an indefinite period of time.

8

6.5. Confidential Information. Galaxy acknowledges that it will receive or otherwise have access to confidential, proprietary information concerning or relating to Beneficient and its affiliates (collectively, the “Confidential Information”). Galaxy agrees that it will not disclose or cause to be disclosed any Confidential Information to any person or use the Confidential Information for its own purposes or its own account, except in connection with evaluating an investment or continued investment in Beneficient and the purchase of Class A Common Stock (and, in connection with the acquisition of Class A Common Stock, may only disclose the Confidential Information to its officers, employees, agents, affiliates or advisors of Galaxy that (i) have a need to know the Confidential Information solely for purposes of assisting Galaxy with respect to its investment in Beneficient and (ii) are obligated to keep such information confidential) and except as otherwise required by any regulatory authority, law or regulation, by legal process or as otherwise authorized by Beneficient. Galaxy certifies and agrees that, except as disclosed to Beneficient in writing prior to the date hereof, it is not subject to any law, governmental rule, regulation or legal process in any jurisdiction (including, without limitation, lawsuits, subpoenas, administrative proceedings or the U.S. Freedom of Information Act, or any comparable laws or regulations of any U.S. or non-U.S. jurisdiction) requiring Galaxy to disclose (on receipt of a request to do so or otherwise) any information relating to Galaxy or Galaxy’s investment in Beneficient. Galaxy has not reproduced, duplicated or delivered any of the documents or information provided in connection with the transactions contemplated hereunder to any person, except professional advisors of Galaxy or as authorized in writing by Beneficient. Notwithstanding the foregoing, Galaxy (and each employee, representative or other agent of Galaxy) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of (a) Beneficient and (b) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to Galaxy relating to such tax treatment and tax structure.

6.6. No General Solicitation. Galaxy is not investing as a result of any general advertisement or solicitation.

6.7. Public Filings. Galaxy acknowledges that it has had the opportunity to review Beneficient filings with the Securities and Exchange Commission (“SEC”), including, without limitation, Beneficient’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024, and Beneficient’s Current Reports on Form 8-K filed from time to time.

6.8. Certain ERISA Matters. Galaxy is not (a) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (b) an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, (c) a plan described in Section 4975(e)(1) of the Code, or (d) an entity whose underlying assets are considered “plan assets” of a plan identified in the foregoing clause (i), (ii) or (iii) that invested in such entity.

6.9. U.S. Person. Galaxy is a “United States person” as defined in section 7701(a)(30) of the Code. Galaxy is not a domestic partnership of which one or more persons or entities that are not “United States persons” as defined in section 7701(a)(30) of the Code own an interest in the partnership capital of such domestic partnership, as defined in sections 7701(a)(2) and 7701(a)(4) of the Code.

6.10. Private Foundation; Government Entity. Galaxy is not a private foundation or a “government entity” as defined in the Investment Advisers Act Rule 206(4)-5.

9

6.11. No Reliance. Galaxy understands the meaning and legal consequences of the representations and warranties made by Galaxy herein and that Beneficient is relying on such representations and warranties in connection with the determination to issue Class A Common Stock to Galaxy.

7. Miscellaneous.

7.1. Expenses. The expenses (i) for all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Class A Common Stock is then listed, and fees and expenses related to compliance with securities or “blue sky” laws (including reasonable and customary fees and disbursements of outside counsel for any underwriters in connection with “blue sky” qualifications of Registrable Securities)(the “Registration Expenses”) and (ii) related to any submissions required to be made to any state, federal or foreign regulatory body in connection with this Release Agreement, the SPA or any of the transactions contemplated herein or therein (the “Regulatory Expenses”) shall be borne by Beneficient. It is acknowledged by Galaxy that Galaxy shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as underwriters’ commissions and discounts, brokerage fees and underwriter marketing costs, other than as set forth in these definitions of “Registration Expenses” and “Regulatory Expenses”.

7.2. Entire Release Agreement. This document, together with the SPA and other documents entered into in connection herewith and therewith (collectively, the “Related Agreements”), constitutes the entire agreement between the parties relating to the subject matter herein. All prior oral and written settlement communications are merged herein and supersede all prior communications relating to the foregoing. This document, together with the Related Agreements, embodies all of the terms and conditions of the Release Agreement between the parties and Galaxy Release, and the Parties acknowledge that they have not relied upon any warranties, representations or promises, except as set forth expressly in this Release Agreement or the Related Agreements.

7.3. Amendment. The provisions of this Release Agreement may be amended or modified only by a written instrument signed by all parties.

7.4. Waiver. With regard to any power, remedy or right provided herein or otherwise available to the parties hereunder: (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

7.5. Counterparts. This Release Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one Release Agreement. An electronic or photocopy signature shall be deemed as authentic as an original ink signature for all purposes.

7.6. Severability. If any provision of this Release Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Release Agreement shall continue in full force and effect and shall in no way be impaired or invalidated.

7.7. Drafting of Release Agreement. Each party has cooperated in the drafting and preparation of this Release Agreement. Hence, in any construction to be made of this Release Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

7.8. Notices. Any notice under this Release Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given on the date of personal service on the parties or on the fifth business day after mailing, if the document is mailed by registered or certified mail addressed to the parties.

7.9. Cooperation. The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Release Agreement and which are not inconsistent with its terms.

7.10. Authority. Each person and entity executing this Release Agreement has full power and authority to do so and all necessary resolutions and authorizations have been obtained.

7.11. Governing Law; Enforceability. The validity, interpretation, construction and performance of this Release Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. All actions arising under or relating to this Release Agreement shall be brought exclusively in the state or federal courts in the State of Delaware. In any such action, the prevailing party shall be entitled to recover its reasonable expenses incurred as a result of the proceeding, including without limitation reasonable costs and attorney’s fees.

7.12. Confidentiality. The parties agree that to the extent allowable by law, the terms and conditions of this Release Agreement shall remain confidential as between the parties and that they shall not disclose them to any other person, other than the parties’ employees, and the parties’ legal advisors, all of whom shall be advised of its confidentiality and who shall agree to be bound by this confidentiality agreement. Without limiting the generality of the foregoing, the parties shall not respond to or in any way participate in or contribute to any public discussion, notice or other publicity concerning or in any way relating to execution or the terms of this Release Agreement. This Release Agreement may be introduced, however, in any proceeding to enforce or interpret the Release Agreement, so long as safeguards are taken to ensure its confidentiality is maintained to the extent feasible and legal.

7.13. Third-Party Beneficiaries. The Parties agree that the Purchaser shall be deemed a third-party beneficiary of this Release Agreement, entitled to the rights and benefits hereunder. The Purchaser may enforce such rights directly against the Parties and shall be entitled to all remedies available under this Release Agreement or at law.

7.14. Reliance on Securities Purchase Agreement. The Parties agree that Galaxy shall be deemed a third-party beneficiary of, and entitled to rely on, the representations made by Beneficient in Sections 4.07 and 4.08 of the SPA; provided that Galaxy’s right to rely on Sections 4.07 and 4.08 of the SPA pursuant to this Section 7.14 shall not affect the validity of the Galaxy Release.

[signatures page follows]

10

IN WITNESS WHEREOF, the parties hereto have caused this Release Agreement to be duly executed and delivered as of the Effective Date.

MERCANTILE GLOBAL HOLDINGS INC.

By:	/s/ J. Robert Collins, Jr.
Name:	J. Robert Collins, Jr.
Title:	CEO

MERCANTILE BANK INTERNATIONAL CORP.

By:	/s/ J. Robert Collins, Jr.
Name:	J. Robert Collins, Jr.
Title:	CEO

GALAXY DIGITAL VENTURES LLC

By:	/s/ Andrew Siegel
Name:	Andrew Siegel
Title:	Authorized Signatory

BENEFICIENT

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	General Counsel

Signature Page

Galaxy Release Agreement

EXHIBIT A

Galaxy Debt Documents

(Intentionally Omitted)

Exhibit A

Galaxy Release Agreement

EXHIBIT B

Form of Stock Purchase Agreement

(Intentionally Omitted)

Exhibit B

Galaxy Release Agreement

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of December 4, 2024, by and between (i) Beneficient, a Nevada corporation (the “Company”) and (ii) the undersigned (“Holder” or “Galaxy”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in that certain Stock Purchase Agreement (as defined below).

RECITALS

WHEREAS, Beneficient, Galaxy, and Mercantile Global Holdings, Inc. (“MGH”), along with the other parties thereto, entered into that certain (a) Stock Purchase Agreement as of the date hereof (as amended from time to time in accordance with the terms thereof, the “Stock Purchase Agreement”) and (b) Security & Guarantee Release Agreement, dated as of December 4, 2024 (the “Release Agreement,” and together with the Stock Purchase Agreement, the “Transaction Agreements”)

WHEREAS, pursuant and subject to the terms and conditions Transaction Documents, among other matters, in exchange for MGH selling the Shares (as defined in the Stock Purchase Agreement) to Beneficient Capital Company Holdings, L.P., Beneficient will pay or issue to Galaxy a combination of cash and shares of Class A common stock of Beneficient (the “Class A Common Stock”), with an aggregate value equal to one and a half million dollars ($1,500,000) (the “Transaction”);

WHEREAS, upon consummation of the Transaction, the Company shall issue the Class A Common Stock to Galaxy; and

WHEREAS, pursuant to the Transaction Documents, and in view of the valuable consideration or benefits to be received by Galaxy by virtue thereof or thereunder, the parties desire to enter into this Agreement, pursuant to which all of the Class A Common Stock received by Galaxy in connection with the Transaction (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

Exhibit C

Galaxy Release Agreement

AGREEMENT

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, during the period (the “Lock-Up Period”) commencing from the Closing and, with respect to fifty percent (50%) of the Restricted Securities, ending 180 days following the Closing Date and with respect to the remaining fifty percent (50%), 360 days following the Closing Date, (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, whether any such transaction is to be settled by delivery of such Restricted Securities, in cash or otherwise, or (iii) publicly announce the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Galaxy (I) that are sold at least 180 days following the Closing Date at a price per share greater than five Dollars ($5.00), (II) by gift or, if Holder is an individual, by will or intestate succession upon the death of Holder, (III) to any Permitted Transferee (as defined below), (IV) if Holder is an individual, pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union or pursuant to a domestic relations order, (V) to the Company in accordance with the requirements of the Transaction Agreements or the organizational documents of the Company, as amended, or (VI) required by virtue of the laws of the State of Nevada or; provided, however, that in any of the cases of clauses (II), (III) or (IV) it shall be a condition to such transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (A) if Holder is an individual, the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (B) any charitable organization or, if Holder is an individual, trust for the direct or indirect benefit of Holder or the immediate family of Holder, (C) if Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (D) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or, to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, the Company may impose stop-transfer instructions with respect to the Restricted Securities of Galaxy (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 4, 2024, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), A CERTAIN REPRESENTATIVE OF THE ISSUER NAMED THEREIN AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d) For the avoidance of any doubt, Galaxy shall retain all of its rights as a shareholder of the Company during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Transaction Documents. The Company agrees to (i) instruct its transfer agent to remove the legend in Section 1(c) upon the expiration of the Lock-Up Period and (ii) if requested by the transfer agent, cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

Exhibit C

Galaxy Release Agreement

2. Miscellaneous.

(a) Termination of Transaction Documents. This Agreement shall be binding upon Galaxy upon Galaxy’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Transaction Documents are terminated in accordance with their terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall not have any rights or obligations hereunder.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Galaxy are personal to Galaxy and may not be transferred or delegated by Galaxy at any time, except as expressly permitted under Section 1 above. The Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) or affiliate without obtaining the consent or approval of Galaxy.

(c) Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2(d). Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g).

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(f) Interpretation. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if). The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Exhibit C

Galaxy Release Agreement

(g) Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company, to:	with a copy (which will not constitute notice) to:

Beneficient 325 N Saint Paul St., Suite 4850 Dallas, Texas 75201 Attn: General Counsel Email: legalnotices@beneficient.com	Haynes and Boone, LLP 2801 N Harwood St., Suite 2300, Dallas, TX 75201 Attn: Matthew L. Fry Telephone No.: 214-651-5443 Email: matt.fry@haynesboone.com

If to Galaxy, to: the address set forth below Galaxy’s name on the signature page to this Agreement.

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and Galaxy. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

(j) Specific Performance. Galaxy acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Galaxy, money damages will be inadequate and the Company) will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Galaxy in accordance with their specific terms or were otherwise breached. Accordingly, the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Galaxy and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Transaction Documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of the Company or any of the obligations of Galaxy under any other agreement between Galaxy and the Company or any certificate or instrument executed by Galaxy in favor of the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of the Company or any of the obligations of Galaxy under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

Exhibit C

Galaxy Release Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY

Beneficient

By:	/s/ David B. Rost
Name:	David B. Rost
Title:	Authorized Signatory

GALAXY

By:	/s/Andrew Siegel
Name:	Andrew Siegel
Title:	Authorized Signatory

Address for Notices:

300 Vesey Street

13th Floor

New York, NY 10282

Exhibit C

Galaxy Release Agreement

Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (the “Agreement”) effective as of December 4, 2024 (the “Effective Date”) by and among Beneficient, a Nevada corporation (“Beneficient”), Beneficient Capital Company Holdings, L.P., a Delaware limited partnership (“BCCH”), Mercantile Global Holdings, Inc., a Delaware corporation (“Service Provider”) and Mercantile Bank International, Corp., a Puerto Rico corporation (the “Bank”). Each of Beneficient, BCCH, Service Provider, and the Bank may be referred to as a “Party” and collectively as the “Parties”. Terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Stock Purchase Agreement (defined below).

RECITALS

WHEREAS, concurrently with entering into this Agreement on the Effective Date, Beneficient, BCCH, Service Provider, and the Bank entered into that certain Stock Purchase Agreement effective as of the Effective Date pursuant to which Service Provider agreed to sell all of its shares of capital stock in the Bank to BCCH pursuant to the terms and conditions as set forth therein (the “Stock Purchase Agreement”);

WHEREAS, the closing of the transactions contemplated under the Stock Purchase Agreement will occur on or about the date (“Closing Date”) that the Office of the Commissioner of Financial Institutions (“OCFI”) approves the change of control of Mercantile Bank International Corp. pursuant to applicable law and each of the closing conditions under the Stock Purchase Agreement are satisfied or otherwise waived; and

WHEREAS, in anticipation of the transactions contemplated by the Stock Purchase Agreement, the Parties desire that BCCH engage the Service Provider to provide and deliver certain professional, technological, administrative and other corporate services as set forth on Schedule A attached hereto (the “Services”) in exchange for the payment of certain fees and expenses as set forth on Schedule B attached hereto, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1.	Services.

1.1. Services. During the Term (defined below), Service Provider shall timely provide and, as applicable, cause its affiliates, representatives and Authorized Agents (as defined below) to provide, to BCCH, the Services, including any Additional Services (defined below), for the benefit of BCCH and Beneficient in accordance with the terms and conditions of this Agreement. Upon the request of BCCH from time to time during the term, Service Provider shall provide such additional services as BCCH may reasonably request (the “Additional Services”). Any such Additional Services shall be provided on terms and conditions mutually agreed upon by the Parties and set forth in a written amendment to this Agreement pursuant to Section 8.9, which shall describe in reasonable detail the nature, scope, service period(s), and any fees or expenses for such Additional Services. Unless otherwise agreed in writing, all Additional Services shall be subject in full to the terms and conditions of this Agreement. Service Provider shall use commercially reasonable efforts to accommodate any reasonable request by BCCH for Additional Services to the extent such Additional Services are reasonably related to the Services being provided hereunder or are otherwise in furtherance of consummating the transactions contemplated under the Stock Purchase Agreement.

1.2. Standard of Care. In performing the Services and any Additional Services, Service Provider shall exercise that degree of skill, diligence, care, and prudence that would reasonably and ordinarily be expected from a skilled and experienced provider of services of the same or similar nature, under the same or similar circumstances. Service Provider shall and as applicable, shall cause its affiliates, representatives, and Authorized Agents to perform the Services in accordance with all applicable laws, regulations, and industry standards and observe and comply in all material respects with the confidentiality, security, privacy or other policies of BCCH and its affiliates relating to the performance of the Services which have been provided to Service Provider reasonably in advance.

1.3. Nature of Services. The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, upon BCCH’s request, Service Provider shall use commercially reasonable efforts to make a transition of the Services to BCCH or, as applicable, its affiliates.

1.4. Oversight. To the extent permitted by this Agreement and applicable law, BCCH shall maintain oversight of the Services provided by Service Provider, including the right to monitor, review, and audit the performance and quality of the Services on a periodic basis. Service Provider shall cooperate fully with BCCH’s oversight activities and promptly provide any information or access reasonably requested by BCCH in connection with such oversight. Neither Service Provider, nor as applicable, any of its affiliates or Authorized Agents, shall take any action or conduct any activities related to the Bank other than those provided for under this Agreement or as expressly approved in writing by BCCH and Beneficient, or as required by applicable law. Notwithstanding anything else provided herein, this Agreement does not and shall not be interpreted to delegate (i) management authority of the Bank prior to the Closing Date to BCCH, Beneficient or Service Provider or (ii) the authority required to be vested in the board of directors of the Bank under applicable law. Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the business or operations of any other Party prior to the Closing. Prior to the Closing, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control over its business and operations.

1.5. Access and Cooperation. Service Provider shall, and shall cause its applicable affiliates and Authorized Agents to, make available on a timely basis to BCCH and its affiliates such information, cooperation and assistance reasonably requested by BCCH or its affiliates to enable BCCH to adequately oversee and direct Service Provider’s provision of the Services. Service Provider shall, and shall cause its applicable affiliates and Authorized Agents to, provide to BCCH and its affiliates reasonable access to the premises of Service Provider and Bank and each of their respective systems, software and networks.

2.	Fees; Expenses; and Revenue and Cash Flow.

2.1. Fees. The Services shall be provided by Service Provider to BCCH at the cost(s) set forth in Schedule B attached hereto (collectively, the “Service Fees”). The Service Fees shall be paid by BCCH or its affiliates in the manner and timing as provided in Schedule B. For the avoidance of doubt, neither BCCH nor its affiliates will be obligated to pay Service Provider any amounts for the Services, or reimburse Service Provider for any expenses, other than those Service Fees expressly provided for in Schedule B or as otherwise set forth in Section 2.2.

2.2. Expenses. BCCH shall be solely responsible for the payment of third-party expenses incurred in connection with the provision of Services during the Term that are either (i) expressly set forth on Schedule B, attached hereto or (ii) approved in advance by BCCH in writing (such expenses set forth in subclauses (i) and (ii) above, the “Approved Expenses”). For the avoidance of doubt, neither BCCH nor any of its affiliates shall have any obligation whatsoever to pay, reimburse, or otherwise compensate any party for any expenses other than Approved Expenses.

2

2.3. Revenue and Cash Flow. Except as expressly set forth in Section 2.2 of Schedule B attached hereto or by applicable law, 100% of the revenue generated and cash flow received by or otherwise payable to the Bank on or after the Effective Date shall only be distributed, dispersed or otherwise used in accordance with the express written direction of BCCH.

3.	Term and Termination.

3.1. Term. The term of this Agreement will begin on the Effective Date and continue until terminated in accordance with this Section 3 (the “Term”), which termination shall occur on the earliest of (i) the Closing Date (ii) the termination of the Stock Purchase Agreement in accordance with its terms, (iii) mutual agreement of the Parties, and (iv) termination pursuant to Section 3.2 and 3.3 below.

3.2. Termination for Breach. If a Party commits a material breach of this Agreement and does not cure such breach within thirty (30) days after receiving actual notice in writing from the non-breaching Party, then the non-breaching Party may, by delivering written notice to the breaching Party, terminate this Agreement, in whole or in part, as of the date such termination notice is received by the breaching party or such later date specified in the termination notice.

3.3. Termination upon Governmental Order. This Agreement shall terminate immediately upon the order of any federal, state, or local governmental authority (each a “Governmental Authority”) requiring its termination. Upon any such termination, the Parties agree to promptly enter into another agreement in compliance with such order that carries out the intent of the Parties hereunder to the fullest extent permitted under law.

4.	Books and Records; Confidentiality.

4.1. Books and Records. Service Provider shall keep accurate records and accounts of all Services provided pursuant to this Agreement. Such records and accounts shall be maintained in accordance with sound business practices, in a manner that clearly and accurately discloses the nature and details of the transactions and services and which, in accordance with generally accepted accounting principles, permits ascertainment of charges relating to the transaction and services, and shall be subject to such systems of internal control as may be required by applicable law and duly adopted policies. All records and accounts applicable to the provision of Services to BCCH shall be available for inspection by BCCH and its representatives, including BCCH’s independent public accounting firm, at any time upon request during commercially reasonable hours. All such records and accounts shall be the property of the Service Provider, subject to the right of inspection of BCCH pursuant to this Agreement; provided that on, or promptly following, the Closing date, Service Provide shall provide copies of all such records and accounts to BCCH. Service Provider shall maintain complete and accurate records relating to the Services and this Agreement for the Term and for a period of no less than 6 (six) months thereafter, or such longer period as may be required by applicable law or regulation.

4.2. Confidential Information. The Parties acknowledges that as part of providing the Services set forth below, that it may be furnished with, receive, or otherwise have access to information of or concerning the customers of the Bank (“Customer Data”) and regulatory filings (“SARs Filings”) that are prohibited from disclosure (collectively “Confidential Information”). Each Party agrees and acknowledge that it will have no proprietary interest in the Confidential Information of any other Party, and that it will not use Confidential Information for any purpose other than to perform its obligations under this Agreement and that it will not disclose any such Confidential Information to any third party, except to its affiliates and its and its affiliates’ officers, directors, employees, independent contractors, and affiliates who have a need to know such Confidential Information to perform their duties under this Agreement. Each Party will take all commercially reasonable steps to ensure that the Confidential Information is securely maintained. In the event any Party become legally compelled to disclose any Confidential Information, such compelled Party will, to the extent legally permissible, (i) provide the other applicable Party with prompt notice of the requirement and (ii) not divulge any information until such other Party has had the opportunity to seek a protective order or other appropriate remedy to limit the disclosure.

3

5.	Audit Rights.

5.1. Right to Audit. During the Term and for a period of six (6) months thereafter, BCCH or its designated representative shall have the right, at its own expense and upon reasonable notice to Service Provider, to audit Service Provider’s books, records, and facilities relevant to the provision of Services under this Agreement (each, an “Audit”). Such Audits may be conducted to verify:

(a) Service Provider’s compliance with the terms and conditions set forth in this Agreement;

(b) The accuracy and appropriateness of all Service Fees and Approved Expenses charged to BCCH;

(c) Service Provider’s performance of the Services; and

(d) Service Provider’s compliance with applicable laws and regulations.

5.2. Cooperation. Service Provider shall cooperate fully with BCCH or its designated representatives in connection with any Audit and shall provide all information and access to personnel, facilities, and systems reasonably necessary to conduct the Audit.

5.3. Audit Findings. If any Audit reveals any material non-compliance with this Agreement or overcharges by Service Provider:

(a) Service Provider shall promptly remedy such non-compliance;

(b) Service Provider shall promptly refund any overcharges to BCCH; and

(c) If any such overcharges exceed five percent (5%) of the applicable charges for the period subject to the Audit, Service Provider shall bear the reasonable costs of such Audit but in no event to exceed $50,000.

6.	Relationship of the Parties.

6.1. Independent Contractor. The relationship of Service Provider to BCCH will be of an independent contractor. Neither Service Provider nor any of Service Provider’s personnel will have authority to execute contracts or make commitments on behalf of BCCH or its affiliates. Nothing contained in this Agreement will be deemed to create the relationship of employer and employee, principal and agent, joint venturer or partner between the Service Provider (or any of Service Provider’s personnel) and BCCH or any of its affiliates unless otherwise agreed in writing by the Parties.

6.2. Authorized Agents. Service Provider may perform its obligations under this Agreement through (i) its employees identified on Schedule B attached hereto and (ii) upon the prior written approval of BCCH, other agents or vendors (such persons identified in subclauses (i) and (ii) above, “Authorized Agents”). Service Provider will be responsible for the obligations of, and services and functions performed by, Service Provider’s Authorized Agents to the same extent as if Service Provider performed such obligations, services, and functions itself, and for purposes of this Agreement such work will be deemed work performed by Service Provider. Service Provider will include in its agreements with Authorized Agents, provisions substantially similar to those provisions in this Agreement that are necessary for Service Provider to fulfill its obligations in compliance with and under this Agreement.

4

6.3. Co-Employer Relationship for Puerto Rico-based Employees. It is the understanding of the Parties that Service Provider is engaged under a shared services agreement with the Bank (the “Bank Services Agreement”) pursuant to which Service Provider assists the Bank in complying with all applicable requirements under Act 273 of 2012 (generally known as the International Financial Center Regulatory Act) (the “IFE Act”) and applicable regulations issued by OCFI, including, Section 13 of the IFE Act which requires the Bank to “employ on a full-time basis a minimum of eight (8) persons at its business office or offices in Puerto Rico”. As such, unless the Bank has been advised otherwise in writing, any person employed by the Service Provider who is a resident of Puerto Rico (the “PR-Based Employees”) shall also be considered and treated as a direct and full-time employee of both Service Provider and the Bank and their full-time responsibilities and functions shall be focused on the business of the Bank. The Service Provider may, at its election, subject in full to Section 6.2, engage Puerto Rico-based contractors to provide some or all of the Services called for under the Bank Services Agreement. The proportion of such contractors’ time devoted to providing Services under the Bank Services Agreement shall be used to calculate the employment requirements under Section 13 of the Act, such that two contractors devoting 20 hours a week of services (e.g, 50% of full-time employment) shall be considered the equivalent of one (1) full-time PR Based Employee. The Parties understand that it is administratively convenient and cost-effective that the PR-Based Employees be “co-employed” by the Bank and Service Provider and that Service Provider be the “employer of record” although they work and provide services to the Bank. Furthermore, the Parties understand that, subject in full to Section 6.2, Service Provider may perform any of its human resources obligations through selected partners such as professional employer organizations.

7.	Regulatory and Compliance Matters.

7.1. Regulatory Requirements. Service Provider acknowledges that the Bank is subject to regulation by various governmental and regulatory authorities, including but not limited to the OCFI and other regulatory authorities (collectively, “Regulatory Authorities”). Each of Service Provider and Bank agrees that it shall perform all its obligations and duties under this Agreement in a manner that complies with all laws, rules, regulations, and regulatory guidance applicable to the Bank and the Services provided hereunder.

7.2. Compliance Obligations. Service Provider agrees to comply with the Bank’s duly adopted policies and procedures, all applicable laws, regulations, and regulatory guidance relevant to the Services, including but not limited to:

(a) Anti-Money Laundering and Bank Secrecy Act regulations;

(b) Data protection and privacy laws;

(c) Consumer protection laws;

(d) Information security standards; and

(e) Any other regulatory requirements applicable to the Bank, or the Services.

5

7.3. Notice of Regulatory Inquiry. Service Provider shall promptly notify BCCH of any regulatory inquiry, investigation, or examination related to the Service Provider or the Bank or that could materially affect Service Provider’s ability to perform its obligations under this Agreement

8.	General Provisions.

8.1. Intellectual Property. Each Party shall retain all right, title, and interest in and to its pre-existing intellectual property. Any intellectual property developed jointly by the Parties in the course of performing this Agreement shall be owned by BCCH, unless otherwise agreed to in writing.

8.2. Survival. The following Sections shall survive the termination of this Agreement: Section 2 (Fees; Expenses; Revenue and Cash Flow); Section 4 (Books and Records; Confidentiality); Section 5 (Audit Rights); Section 6 (Relationship of the Parties); Section 7 (Regulatory and Compliance Matters) and Section 8 (General Provisions).

8.3. Cooperation. The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. Such good faith cooperation will include providing electronic access to systems used in connection with the Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses, or approvals necessary to permit each Party to perform its obligations. The Parties will cooperate with each other in making such information available as needed in the event of any internal or external audits, including regulatory examinations, inquiries, or investigations by Governmental Authorities. If this Agreement is terminated in whole or in part pursuant to Section 3, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contract and the consummation of the transactions contemplated under the Stock Purchase Agreement.

8.4. Further Assurances. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

8.5. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each Party hereto (i) consents to personal jurisdiction before the courts of the State of Delaware, and (ii) agrees that the Delaware Court of Chancery, to the extent it has jurisdiction, shall be the exclusive forum in connection with any action arising out of or involving this Agreement. If the Court of Chancery lacks jurisdiction, the Parties agree that such action shall be brought in any other Court in the State of Delaware with jurisdiction (collectively, the “Permitted Courts”). The Permitted Courts shall have exclusive jurisdiction of any dispute, case, or controversy in anyway related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each Party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions; (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum; and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such Party. Each Party hereby irrevocably consents to service of process in the manner provided for notices in Section 8.6. THE PARTIES HERETO IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

6

8.6. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as provided on the signature page hereto. Either Party may change its address or email address for notification purposes by giving the other Party at least seven (7) days’ notice of the new address or email address and the date upon which such change of address will become effective.

8.7. Entire Agreement. This Agreement contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and arrangements (oral and written) among the Parties with respect to the subject matter hereof.

8.8. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

8.9. Amendment. This Agreement (including the Schedules hereto) may only be amended, modified, or supplemented pursuant to an agreement in writing that has been executed and delivered by the Parties.

8.10. Waiver. No Party shall be deemed to have waived any of its rights under this Agreement unless such waiver is pursuant to a written document that has been executed and delivered by such Party, and such waiver shall be limited to the terms of such written document. No waiver of any provision of this Agreement by any Party shall be deemed a waiver of (i) such provision in the future, or (ii) any other matter by such Party.

8.11. Severability. The invalidity and unenforceability of any provision of this Agreement in any jurisdiction shall not affect the interpretation of (i) the other provisions of this Agreement in such jurisdiction, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, and (ii) this Agreement in any other jurisdiction. Notwithstanding the foregoing, if any provision of this Agreement is determined to be unenforceable, this Agreement shall be interpreted in a manner consistent with the intent of such provision to the fullest extent permitted by applicable law.

8.12. Assignment. No assignment of this Agreement or any of the rights, duties, or obligations hereunder, shall be made in whole or in part by a Party hereto without the prior written consent of the other Parties hereto.

8.13. Interpretation. Except as otherwise provided in this Agreement, this Agreement will be subject to the following clauses of interpretation: (i) the gender (or lack of gender) of all words used includes the masculine, feminine, and neuter; (ii) the meanings of all words used shall be applicable equally to the singular or plural, as applicable; (iii) the words “include” and “including” shall be without limitation; (iv) the words “based on” shall mean based on, related to, or derived from, (v) references to Sections, Annexes and Schedules refer to the Sections, Annexes and Schedules of this Agreement; (vi) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a laws include any corresponding provisions of any succeeding laws; (vii) references to any agreement refers to such agreement as it may be amended, modified, supplemented, or replaced (including by any consent or waiver) from time to time, (viii) all headings and captions contained in this Agreement are inserted for convenience of reference only and shall not be deemed to interpret or modify the provisions of this Agreement; and (ix) references to money refer to legal currency of the United States of America. Terms that are not otherwise defined in this Agreement will have the meaning ascribed to such terms in the Stock Purchase Agreement.

8.14. Controlling Document. In the event of any conflicts or any inconsistencies between the terms of this Agreement and the terms of any other agreement other than the Stock Purchase Agreement between any of the Parties and the Bank and any other party, including, but not limited to, the Bank Services Agreement, the terms of this Agreement shall control and prevail.

8.15. Counterparts. This Agreement may be executed in counterparts (including by electronic signature), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

[signature page follows]

7

IN WITNESS WHEREOF, each Party, intending to be legally bound, have caused this Agreement to be signed and delivered by its duly authorized representative.

SERVICE PROVIDER		BCCH

Mercantile Global Holdings, Inc.		Beneficient Capital Company Holdings, L.P.

Date:	December 4, 2024	Date:	December 4, 2024

By:	/s/ J. Robert Collins, Jr.	By:	/s/ David B. Rost
Name:	J. Robert Collins, Jr.	Name:	David B. Rost
Title:	Chief Executive Officer	Title:	General Counsel

Address for Notices	Address for Notices

Email 1: bo.collins@mercantile-bank.com

Email 2: bo.collins@gmail.com

Email 3: rene.carson@mercantile-bank.com

Email 4: rrenecarson@icloud.com

Mailing Address: 549 Sagrado Corazon,

Penthouse, San Juan, PR 00915 USA

Email 1: David.Rost@beneficient.com Email 2: legalnotices@beneficient.com Mailing Address: 325 North St Paul Street, Suite 4850 Dallas, Texas 75201

BANK		BENEFICIENT

Mercantile Bank International, Corp.		Beneficient, a Nevada Corporation

Date:	December 4, 2024	Date:	December 4, 2024

By:	/s/ J. Robert Collins, Jr.	By:	/s/ David B. Rost
Name:	J. Robert Collins, Jr.	Name:	David B. Rost
Title:	Chief Executive Officer	Title:	General Counsel

Address for Notices	Address for Notices

Email 1: bo.collins@mercantile-bank.com

Email 2: bo.collins@gmail.com

Email 3: rene.carson@mercantile-bank.com

Email 4: rrenecarson@icloud.com

Mailing Address: 549 Sagrado Corazon,

Penthouse, San Juan, PR 00915 USA

Email 1: David.Rost@beneficient.com Email 2: legalnotices@beneficient.com Mailing Address: 325 North St Paul Street, Suite 4850 Dallas, Texas 75201

8

SCHEDULE A

Services

(Intentionally Omitted)

Schedule A

Transition Services Agreement

SCHEDULE B

Service Fees & Expenses

(Intentionally Omitted)

Schedule B

Transition Services Agreement